Exhibit 4.3

EXECUTION COPY

JPMORGAN CHASE & CO.

(Formerly Known As The Chase Manhattan Corporation)

AND

THE BANK OF NEW YORK,

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of May 19, 2005

to

JUNIOR SUBORDINATED INDENTURE

Dated as of December 1, 1996

SUPPLEMENTAL INDENTURE, dated as of May 19, 2005, between JPMORGAN CHASE & CO. (formerly known as “The Chase Manhattan Corporation”), a Delaware corporation (the “Company”) having its principal office at 270 Park Avenue, New York, NY 10017, and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered a certain Junior Subordinated Indenture, dated as of December 1, 1996, as supplemented by the supplemental indenture thereto, dated as of September 23, 2004 (as so supplemented, the “Indenture”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture), providing for the issuance from time to time of Securities;

WHEREAS, Section 9.1 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no Security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

WHEREAS, Section 9.1 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to establish the form or terms of Securities of any series as permitted by Sections 2.1 or 3.1 of the Indenture, and pursuant thereto the Company has determined to establish certain provisions of the form and terms of Securities in each series issued on or after the date hereof;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I

SCOPE OF THIS SUPPLEMENTAL INDENTURE

1.1. The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture in Sections 2.1 through 2.7 hereof shall only be applicable with respect to, and govern the terms of, any series of Securities issued on or after the date hereof, and shall not apply to any series of Securities which have been issued under the Indenture prior to such date.

ARTICLE II

AMENDMENTS

2.1. The definition of “Debt” contained in Section 1.1 of the Indenture is hereby amended in its entirety to read as follows:

“Debt” means, with respect to any Person, whether or not contingent, (i) every obligation of such Person for the repayment of money borrowed whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for payment of the purchase price of property or assets (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (ii) every obligation of such Person for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (iii) every obligation of the type referred to in clauses (i) and (ii) of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

2.2. Section 1.12 of the Indenture is hereby amended by deleting the phrase “, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF”.

2.3. Section 2.2 of the Indenture is hereby amended by deleting the phrase “So long as no Event of Default has occurred and is continuing, the Company” and inserting the following phrase in its place: “The Company”.

2.4. The final sentence of Section 2.3 of the Indenture is hereby amended by deleting the phrase “WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF”.

2.5. Section 3.11 of the Indenture is hereby amended by deleting the first sentence of such Section and inserting the following in its place:

If specified as contemplated by Section 2.1 or Section 3.1 with respect to the Securities of a particular series, the Company shall have the right, at any time during the term of such series, from time to time to defer the payment of interest on such Securities for such period or periods as may be specified as contemplated by Section 3.1 (each, an “Extension Period”) during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date.

2.6. Section 5.1 of the Indenture is hereby amended by deleting clauses (4) and (5) and inserting the following clauses after clause (3):

(4) the entry of a decree or order for relief in respect to the Company by a court having jurisdiction in the premises in an involuntary case under any applicable bankruptcy, insolvency or reorganization law now or hereafter in effect of the United States of America or any political subdivision thereof, and such decree or order shall have continued unstayed and in effect for a period of sixty consecutive days; or

(5) the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or reorganization law now or hereafter in effect of the United States of America or a political subdivision thereof, or consent to the entry of an order for relief in an involuntary case under any such law; or

2.7. Section 5.8 of the Indenture is hereby amended by deleting the first sentence of such Section and inserting the following in its place:

Notwithstanding any other provision in this Indenture, the Holder of any Security shall have the right which is absolute and unconditional to receive payment of the principal of (and premium, if any) and (subject to Section 3.7) interest (including any Additional Interest) on such Security on the respective Stated Maturities expressed in such Security (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. In the case of Securities of a series held by a Trust, any holder of the corresponding series of Preferred Securities issued by such Trust shall have the right, upon the occurrence of an Event of Default described in Section 5.1(1) or 5.1(2), to institute a suit directly against the Company for enforcement of payment to such holder of principal of (premium, if any) and (subject to Section 3.7) interest (including any Additional Interest) on the Securities having a principal amount equal to the aggregate Liquidation Amount (as defined in the Trust Agreement under which such Trust is formed) of such Preferred Securities of the corresponding series held by such holder.

ARTICLE III

MISCELLANEOUS

3.1. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

3.2. The Article headings herein are for convenience only and shall not effect the construction hereof.

3.3. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

3.4. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.5. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

3.6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

3.7. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

*    *    *     *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

JPMORGAN CHASE & CO.

By	/S/ LOUIS M. MORRELL
Name:	Louis M. Morrell
Title:	Managing Director

THE BANK OF NEW YORK
as Trustee

By	/S/ KISHA A. HOLDER
Name:	Kisha A. Holder
Title:	Assistant Vice President